Exhibit 3.1

EQUITRUST USA

ARTICLES OF AMENDMENT AND RESTATEMENT
OF
DECLARATION OF TRUST

Dated May     , 2013

EquiTrust USA, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:                                The Trust desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

SECOND:                 The amendment to and restatement of the Declaration of Trust of the Trust as herein set forth has been duly approved and advised by the Board of Trustees by majority vote thereof and approved by the holders (the “Shareholders”; each individually, a “Shareholder”) of shares of beneficial interest of the Trust (the “Shares”) as required by law and the Declaration of Trust of the Trust as currently in effect. The following provisions are all the provisions of the Declaration of Trust of the Trust as hereby amended and restated (this “Declaration of Trust”):

1. Name

The name of the Trust is:

EquiTrust USA

2. Formation; Purposes and Powers

2.01.                     Formation; Powers

The Trust is a real estate investment trust within the meaning of the Maryland REIT Law. The Trust shall have all of the powers granted to real estate investment trusts (“REITs”) by Maryland law and all other powers set forth in this Declaration of Trust that are not inconsistent with law and are appropriate to promote and attain its purposes.

2.02.                     Purpose

The Trust is formed for the purpose of engaging in any lawful business or other activity, either directly or indirectly through subsidiaries of the Trust, including engaging in business as a REIT under the Internal Revenue Code of 1986, as amended, or any successor statute thereto (the “Code”), for which real estate investment trusts may be organized under the general laws of the State of Maryland as now or hereafter in effect.

3. Registered Office; Registered Agent

The name of the registered agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose address is 7 St. Paul Street, Suite 1660, Baltimore, MD 21202.

4. Board of Trustees

4.01.                     Powers

(a)                                 Subject to any express limitations contained in this Declaration of Trust or in the bylaws of the Trust (the “Bylaws”), (A) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees, (B) the Board of Trustees shall have full, exclusive and absolute power, control and authority over the Trust and any and all property of the Trust and (C) all powers of the Trust may be exercised by or under authority of the Board of Trustees except as expressly conferred on or expressly reserved to the Shareholders (as defined in Section 5 of this Declaration of Trust) by law or by this Declaration of Trust or Bylaws. The Board of Trustees may take any action as in its sole judgment and discretion is necessary or appropriate in the conduct of the business and affairs of the Trust or in the furtherance of the interests of the Trust and the owners of its Shares of beneficial interest. This Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board of Trustees. Any construction of this Declaration of Trust or determination made in good faith by the Board of Trustees concerning its powers and authority hereunder shall be conclusive.

(b)                                 The Board of Trustees, without any action by the Shareholders, shall have and may exercise, on behalf of the Trust, without limitation, the power and authority:

(i)                                     To adopt, amend, and repeal Bylaws;

(ii)                                  To elect officers in the manner specified in the Bylaws;

(iii)                               To cause the Trust to elect to qualify for U.S. federal income tax purposes as a REIT;

(iv)                              Following an election under Section 4.01(b)(i), revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code or through such other means as the Board determines appropriate; and

(v)                                 To do any other acts and deliver any other documents necessary or appropriate to any of the powers of the Trustees.

(c)                                  The enumeration and definition of particular powers of the Board of Trustees included in this Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees under the general laws of the State of Maryland or any other applicable laws.

4.02.                    Number; Initial Trustees

The number of members of the Board of Trustees (each, a “Trustee”; and collectively, the “Trustees”) initially shall be one; the number of Trustees may hereafter be increased or decreased from time to time by a majority vote of the Trustees then in office, but the number of Trustees shall never be less than two nor more than 15. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his or her term. The following Trustee (the “Initial Trustee”) shall serve until the first annual meeting of Shareholders and until his successor is duly elected and qualified:

Donald C. Buenger

4.03.                     Term

The Trustees shall be elected at each annual meeting of the Shareholders and shall serve until the next annual meeting of the Shareholders and until their successors are duly elected and qualify.

4.04.                     Resignation or Removal

Any Trustee may resign at any time by delivering written notice to the Board of Trustees, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares, as hereinafter defined, to elect or remove one or more Trustees, any Trustee may be removed at any time, but only for cause and then only by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast generally in the election of Trustees. For the purpose of this paragraph, “cause” means, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through gross negligence, willful misconduct, bad faith or active and deliberate dishonesty.

4.05.                     Determinations by Board

The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with this Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares:

(a)                                 The amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions on Shares;

(b)                                 The amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets;

(c)                                  The amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged);

(d)                                 Any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Shares;

(e)                                  The fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares;

(f)                                   Any matter relating to the acquisition, holding and disposition of any assets by the Trust;

(g)                                  The number of Shares of any class of the Trust; or

(h)                                 Any other matter relating to the business and affairs of the Trust or required or permitted to be determined by the Board of Trustees by applicable law, this Declaration of Trust, the Bylaws, or otherwise.

5. Beneficial Interest

5.01.                     Authorized Shares

(a)                                 The beneficial interest of the Trust shall be divided into Shares of beneficial interest (the “Shares”). The Trust has the authority to issue up to Twenty Million (20,000,000) Shares, of which (i) Sixteen Million (16,000,000) Shares are designated as Common Shares, par value $.0001 per Share (“Common Shares”); and (ii) Four Million (4,000,000) Shares are designated as Preferred Shares, par value $.0001 per Share (“Preferred Shares”), of which Five Hundred Thousand (500,000) Preferred Shares are designated as Series A Convertible Preferred Shares (“Series A Preferred Shares”). The aggregate par value of all authorized Shares having par value is Two Thousand Dollars ($2,000).The Board of Trustees may amend this Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has the authority to issue, without approval of any holder of Shares (each, a “Shareholder; and collectively, the “Shareholders”).

(b)                                 If Shares of one class are classified into Shares of another class pursuant to Section 5.02, 5.03, 5.04, or 5.05, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, as the case may be, so that the aggregate number of Shares of all classes that the Trust has authority to issue shall not be more than the total number of Shares set forth in the second sentence of Section 5.01(a).

(c)                                  Subject to any express provision to the contrary in the terms of any class or series of Shares hereafter authorized, the Board of Trustees shall have the power, without a vote of Shareholders, to divide or combine the outstanding Shares of any class or series of Shares into a greater or lesser number of Shares (and without regard to any limitation applicable to divisions or combinations of Shares by a Maryland corporation that may be effected without the authorization of the stockholders of a Maryland corporation).

(d)                                 The Trust may, without the consent or approval of any Shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

5.02.                     Share Issuances

(a)                                 The Board of Trustees, without approval of any Shareholder, may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a stock split or stock dividend or other situation permitted under the Maryland REIT Law), subject to such restrictions or limitations, if any, as may be set forth in this Declaration of Trust or the Bylaws.

(b)                                 Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees (i) by resolution shall: (A) designate that class or series to distinguish it from all other classes and series of Shares; (B) specify the number of Shares to be included in the class or series; and (C) set or change, subject to the provisions of Section 6 and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (ii) shall cause the Trust to file articles supplementary with the SDAT containing the information required by the Maryland REIT Law. Any of the terms of any class or series of Shares set or changed pursuant to clause (i)(C) of this Section 5.02 may be made dependent upon facts ascertainable outside this Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

5.03.                     Common Shares

5.03.1              General Provisions

Subject to the provisions of Section 6, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board may reclassify any unissued Common Shares from time to time in one or more classes or series of Shares. The Common Shares shall be subject to the terms of any series of Preferred Shares.

5.03.2              Dividends and Distributions

The Board of Trustees may from time to time authorize and declare (or cause the Trust to declare) to holders of Common Shares such dividends or distributions in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine, but only out of funds legally available therefor. The Board of Trustees shall endeavor to authorize, and the Trust shall declare and pay, such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code (unless the Board of Trustees has determined that it is no longer in the best interests of the Trust to continue to be qualified as a REIT); however, Shareholders shall have no right to any dividend or distribution unless and until authorized by the Board of Trustees and declared by the Board of Trustees or the Trust, but subject to any conditions established by the Board in connection with the declaration of any such dividend. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 5.03.2 shall be subject to the preferences of any class or series of Shares at the time outstanding.

5.03.3              Rights upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, the holders of Common Shares shall be entitled to participate in the distribution of any assets of the Trust remaining after the Trust shall have paid, or provided for payment of, all debts and liabilities of the Trust and after the Trust shall have paid, or set aside for payment, amounts due to the holders of any class of Shares having preference over the Common Shares as to distributions in the event of dissolution, liquidation or winding up of the Trust.

5.04.                     Preferred Shares

The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of stock.

5.05.                     Series A Preferred Shares

A series of Preferred Shares, designated the “Series A Convertible Preferred Shares”, par value $.0001 per share, is hereby established. The total number of authorized Series A Preferred Shares shall be Five Hundred Thousand (500,000). Subject to the provisions of Section 6, the Series A Preferred Shares have the following rights and preferences:

5.05.1              Definitions

As used in this Section 5.04, the following terms have the following meanings:

(a)                                 “Additional Stock” means any Common Shares issued (or deemed to have been issued pursuant to Section 5.05.4(d)(iii)) by the Trust after the Series A Original Issuance Date other than:

(i)                                     Common Shares issued pursuant to a transaction described in Section 5.05.4(d)(iv);

(ii)                                  Common Shares issued or issuable upon the exercise of options or other awards granted under any stock option or equity incentive award plan maintained by the Trust at any time or from time to time;

(iii)                               Common Shares issued or issuable upon conversion of Series A Preferred Shares.

(b)                                 “Board” or “Board of Trustees” means the Board of Trustees of the Trust.

(c)                                  “Conversion Rate” has the meaning set forth in Section 5.05.4.

(d)                                 “Convertible Securities” means any indebtedness or Shares of stock convertible into or exchangeable for Common Shares or any rights, options or warrants to purchase any Common Shares.

(e)                                  “Common Shares Outstanding on a Fully Diluted Basis” as of any time, means the sum of all Common Shares then issued and outstanding, exclusive of treasury Shares, plus any Shares issuable at any time in the future pursuant to then outstanding Common Share Equivalents, options, warrants, conversion rights, “earn out” obligations and similar rights (whether or not such rights are currently exercisable).

(f)                                   “Common Share Equivalents” means securities or other rights convertible into, exchangeable for, or entitling the holder thereof to receive, directly or indirectly, additional Common Shares.

(g)                                  “Liquidation” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, (ii) any acquisition of the Trust by means of merger or other form or reorganization pursuant to which (A) Shares of the Trust are exchanged for or converted into securities or other consideration issued or caused to be issued by or on behalf of the acquiring corporation or its subsidiary, or (B) Shares of the Trust are issued such that holders of voting securities of the Trust immediately prior to the consummation of such transaction hold less than 50% of the voting power of outstanding voting securities of the surviving entity immediately following the consummation of such transaction, or (iii) the sale of all or substantially all assets of the Trust, (other than any merger, sales of assets, dissolution, liquidation or winding up solely in connection with any reincorporation of the Trust in another jurisdiction).

(h)                                 “Liquidation Amount” means $1,100 per Series A Preferred Share.

(i)                                     “Listing” means the effective date of (i) a Form 8-A or Form 10 (or any successor form to either) filed with the U.S. Securities and Exchange Commission to register the Common Shares on a national securities exchange and the commencement of trading of the Common Shares on the relevant national securities exchange; or (ii) a merger in which the consideration received by the holders of Common Shares is securities of another issuer that are listed on a national securities exchange.

(j)                                    “Original Series A Issue Price” means $1,000.00 per Series A Preferred Share.

(k)                                 “Securities Act” means the Securities Act of 1933, as amended.

(l)                                     “Series A Original Issuance Date” for the Series A Preferred Shares means the date of original issuance of the first Series A Preferred Share.

(m)                             “Series A Conversion Price” has the meaning set forth in Section 5.05.4.

(n)                                 “Series A Shareholder” means a Shareholder holding Series A Preferred Shares.

(o)                                 “Subsidiary” means any corporation, partnership, limited liability company, association, or other business entity in which the Trust holds a majority equity ownership or voting interest, whether directly or indirectly.

5.05.2              Dividends and Distributions

The holders of the Series A Preferred Shares shall be entitled to participate in dividends or other distributions when, as, and if such dividends or distributions are declared by the Board on the Common Shares, out of funds legally available for that purpose, pari passu with the holders of the Common Shares, on the basis of the number of Common Shares into which the Series A Preferred Shares then could be converted

5.05.3              Rights upon Liquidation

(a)                                 Liquidation Preference. Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Trust and all amounts that the holders of any class of capital stock ranking senior to the Series A Preferred Shares shall be entitled to receive upon such Liquidation, the Series A Shareholders shall be entitled to receive, pari passu, out of the remaining assets of the Trust available for distribution to its shareholders, with respect to each Series A Preferred Share, an amount equal to the Liquidation Amount of such Share before any distribution shall be made to the holders of Common Shares or any other class of shares of beneficial interest of the Trust ranking junior to the Series A Preferred Shares. If upon any Liquidation the assets of the Trust available for distribution to its shareholders shall be insufficient to pay the Series A Shareholders the full Liquidation Amount to which they shall be entitled, the Series A Shareholders shall share in any distribution of assets in accordance with such full Liquidation Amount (pro rata in accordance with the total Liquidation Amount that each of such holders would have received had there been such sufficient assets).

(b)                                 Effect of Restructuring. If the Trust subdivides its outstanding Series A Preferred Shares, or recombines its outstanding Series A Preferred Shares into a smaller number of Shares, or pays a dividend on its Series A Preferred Shares payable in Series A Preferred Shares, the Liquidation Amount in effect immediately prior thereto shall be adjusted so that the holder of any Series A Preferred Share thereafter surrendered for liquidation shall be entitled to receive from the Trust, after the happening of any of the events described above, cash in the amount such holder would have been entitled to receive had such Series A Preferred Shares been liquidated immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective (i) upon the effective date of the transaction, in the case of a subdivision or combination and (ii) upon the record date, in the case of a dividend of Shares.

5.05.4              Conversion Rights

(a)                                 Right to Convert. Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Share, at the office of the Trust, into a number of fully paid and nonassessable Common Shares (the “Conversion Rate”) determined by dividing the then-current Liquidation Amount by the conversion price for the Series A Preferred Shares (the “Series A Conversion Price”) then in effect. The initial Series A Conversion Price shall be the Original Series A Issue Price and upon conversion the holder of a Series A Preferred Share issued on the Series A Original Issuance Date shall be entitled to receive 1.1 Common Shares; provided, however, that the Series A Conversion Price, and the number of Common Shares issuable upon conversion of a Series A Preferred Share (“Conversion Shares”), shall be subject to adjustment as set forth in Section 5.05.4(d).

(b)                                 Mandatory Conversion Upon Listing. Upon any Listing, each of the outstanding Series A Preferred Shares automatically shall convert into such number of fully paid and non-assessable Common Shares of the Trust as is obtained by dividing the then-current Liquidation Amount by the then-current Series A Conversion Price.

(c)                                  Mechanics of Conversion. Before any Series A Shareholder shall be entitled to receive any Common Shares in connection with a voluntary conversion pursuant to Section 5.05.4(a) or in connection with an automatic conversion pursuant to Section 5.05.4(b), the Series A Shareholder shall surrender the certificate or certificates for the Series A Preferred Shares so converted, duly endorsed, at the office of the Trust (or in the event of a lost, stolen or destroyed certificate shall provide appropriate affidavits thereof), and shall give written notice by mail, postage prepaid, or hand delivery, to the Trust at its principal office, of the election to convert the same (in connection with a voluntary conversion pursuant to Section 5.05.4(a)) stating thereof the name or names in which the certificate or certificates for Common Shares are to be issued. As soon as practicable thereafter, the Trust shall issue and deliver at such office to such Series A Shareholders, or to the nominee or nominees of such holders, a certificate or certificates for the number of Common Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Shares to be converted (in connection with a voluntary conversion pursuant to Section 5.05.4(a)), or at the close of business on the date immediately prior to the effectiveness of a Listing (in connection with a mandatory conversion pursuant to Section 5.05.4(b)), and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date.

(d)                                 Adjustment of Series A Conversion Price. The Series A Conversion Price shall be adjusted from time to time as follows:

(i)                                     Upon each issuance (or deemed issuance pursuant to the provisions hereof) by the Trust of any Additional Stock for a price per Share less than the Series A Conversion Price in effect immediately prior to the issuance (or deemed issuance) of such Additional Stock, then the Series A Conversion Price in effect immediately prior to each issuance (or deemed issuance) shall be adjusted to a price determined by multiplying such Series A Conversion Price by a fraction, (A) the numerator of which shall be the number of Common Shares outstanding immediately prior to such issuance, plus the number of Common Shares issuable in respect of Common Share Equivalents outstanding immediately prior to such issuance, plus the number of Common Shares which the aggregate consideration received (or deemed received) by the Trust for such issuance would purchase at the Series A Conversion Price; and (B) the denominator of which shall be the number of Common Shares outstanding immediately after such issuance, plus the number of Common Shares issuable in respect of Common Share Equivalents outstanding immediately after such issuance.

(ii)                                  No adjustment of the Series A Conversion Price shall be made in an amount less than one-half of one cent ($0.005) per Share; provided, that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment to the Series A Conversion Price. No adjustment of the Series A Conversion Price pursuant to this Section 5.05.4(d) shall have the effect of increasing such Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

(iii)                               In the case of the issuance (whether before, on or after the Series A Original Issuance Date) of options or Convertible Securities, the following provisions shall apply for all purposes of this Section 5.05.4(d):

(A)                               With respect to options to purchase Common Stock, the aggregate maximum number of Common Shares deliverable upon exercise of such options shall be deemed to have been issued at the time such options were issued.

(B)                               With respect to Convertible Securities and options to purchase Convertible Securities, the aggregate maximum number of Common Shares deliverable upon the conversion or exchange of any such Convertible Securities and the aggregate maximum number of Common Shares issuable upon the exercise of such options to purchase Convertible Securities and the subsequent conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities or such options were issued and for a consideration equal to the consideration, if any, received by the Trust for any such Convertible Securities and options, plus the minimum additional consideration, if any, to be received by the Trust upon the conversion or exchange of such Convertible Securities or the exercise of such options and the conversion or exchange of the Convertible Securities issuable upon exercise of such options (the consideration in each case to be determined in the manner provided in Section 5.05.4(d)(vi)).

(C)                               In the event of any change in the number of Common Shares deliverable or in the consideration payable to the Trust upon exercise of such options or upon conversion or exchange of such Convertible Securities, including a change resulting from the antidilution provisions thereof, the Series A Conversion Price, to the extent in any way affected by or computed using such options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Shares or any payment of such consideration upon the exercise of any such options or the conversion or exchange of such Convertible Securities.

(D)                               Upon the expiration or termination of any such options or any such rights to convert or exchange Convertible Securities, the Series A Conversion Price, to the extent in any way affected by or computed using such options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of Common Shares (and options and Convertible Securities which remain in effect) that were actually issued upon the exercise of such options or upon the conversion or exchange of such Convertible Securities.

(E)                                The number of Common Shares deemed issued and the consideration deemed paid therefor pursuant to Sections 5.05.4(d)(iii)(A) and 5.05.4(d)(iii)(B) hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.05.4(d)(iii)(C) or 5.05.4(d)(iii)(D).

(iv)                              If the Trust, at any time or from time to time after the Series A Original Issuance Date, fixes a record date for the effectuation of a split or subdivision of the outstanding Common Shares or the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in additional Common Shares or Common Share Equivalents (including the additional Common Shares issuable upon conversion or exercise thereof), then the Series A Conversion Price shall be appropriately decreased, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), so that the number of Common Shares issuable on conversion of each Series A Preferred Share shall be increased in proportion to such increase in the aggregate number of Common Shares or Common Shares issuable with respect to Common Share Equivalents, with the number of Common Shares issuable with respect to Common Share Equivalents determined from time to time in the manner provided for deemed issuances in Section 5.05.4(d)(iii).

(v)                                 If the number of Common Shares outstanding at any time after the Series A Original Issuance Date is decreased by a combination of the outstanding Common Shares, then, following the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of Common Shares issuable on conversion of each Series A Preferred Share shall be decreased in proportion to such decrease in the outstanding Common Shares.

(vi)                              The value of the consideration received upon the issuance of securities of the Trust shall be determined as follows:

(A)                               In the case of the issuance of securities of the Trust for cash, the amount of consideration received by the Trust for such securities shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Trust for any underwriting or otherwise in connection with the issuance and sale thereof.

(B)                               In the case of the issuance of securities of the Trust for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to have a dollar value equal to the fair market value of such non-cash consideration, irrespective of any accounting treatment thereof, as determined jointly by the Board of Trustees and the holders of the Series A Preferred Shares.

(e)                                  Other Distributions. If the Trust declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Trust or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5.05.4(d)(iii), then, in each such case for the purpose of this Section 5.05.4(e), the Series A Shareholders shall be entitled to a proportionate share of any such distribution as though they were holders of the number of Common Shares into which their Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of Common Shares entitled to receive such distribution.

(f)                                   Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Shares that does not constitute a Liquidation, provision shall be made so that each Series A Shareholder shall thereafter be entitled to receive, upon conversion of the Series A Preferred Shares, the number of Shares of stock or other securities or property of the Trust otherwise receivable upon such recapitalization by a holder of the number of Common Shares into which such Series A Preferred Shares could have been converted immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5.05.4 with respect to the rights of the Series A Shareholders after the recapitalization to the end that the provisions of this Section 5.05.4 (including adjustments of the Series A Conversion Price then in effect and the number of Shares purchasable upon conversion of the Series A Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(g)                                  No impairment. The Trust will not, by amendment of this Declaration of Trust or through any reorganization, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Trust, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5.05.4and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Series A Shareholders against impairment.

(h)                                 No Fractional Shares. No fractional Shares shall be issued upon conversion of the Series A Preferred Shares, and the number of Common Shares to be issued shall be rounded down to the nearest whole Share, and there shall be no payment to a Series A Shareholder for any such rounded fractional Share. Whether or not fractional Shares result from such conversion shall be determined on the basis of the total number of Series A Preferred Shares the holder is at the time converting into Class A Common Stock and the total number of Common Shares issuable upon such conversion.

(i)                                     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5.05.4, the Trust, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Series A Shareholder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Trust shall, upon the written request at any time of any Series A Shareholder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Series A Conversion Price, as applicable, at the time in effect, and (iii) he number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Series A Preferred Share, as applicable.

(j)                                    Reservation of Common Shares. The Trust at all times shall reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares. If at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, then in addition to such other remedies as shall be available to the holder of such Series A Preferred Shares, the Trust will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued Common Shares to such number of Shares as shall be sufficient for such purposes.

(k)                                 Notices of Record Date. In the event of any taking by the Trust of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any Shares of stock of any class or any other securities or property, or to receive any other right, the Trust shall mail to each Series A Shareholder, at least 20 days prior to the date specified thereof, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(l)                                     Notice to Series A Shareholders. Any notice required by the provisions of this Section 5.04 to be given to the Series A Shareholders shall be deemed given when received if delivered via courier or sent by facsimile, by telex, or by United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Trust.

(m)                             Status of Converted Shares. If any Series A Preferred Shares are converted pursuant to this Section 5.05.4, the Series A Preferred Shares so converted shall be canceled and retired and shall thereupon resume the status of authorized but unissued Shares undesignated as to class or series.

5.05.5              Voting Rights

(a)                                 General Rights. Except for the voting rights expressly conferred by Section 5.05.5(b), or as required by applicable law, the holders of the outstanding Series A Preferred Shares shall not be entitled to vote on any matter, or to receive notice of, or participate in, any meeting of Shareholders at which they are not entitled to vote.

(b)                                 Voting on Certain Matters. While any Series A Preferred Shares remain outstanding, the Trust shall not do any of the following, without the prior consent (given in writing or at a meeting duly called for that purpose) of holders of a majority of the then-outstanding Series A Preferred Shares, voting together as a single class for such purposes with each Series A Preferred Share entitled to one vote, subject to the provisions of Section 6:

(i)                                     Adopt any amendment to this Declaration of Trust (including any amendment evidenced by articles supplementary adopted by the Board of Trustees of the Trust) or to the Bylaws of the Trust, enter into any agreement, or take any other action which would conflict with the conversion, liquidation preference, voting, redemption, or other rights of the Series A Shareholders contained in this Declaration of Trust;

(ii)                                  Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of Common Shares from employees, officers, directors, consultants or other persons performing services for the Trust or any subsidiary, pursuant to written agreements under which the Trust has the option to repurchase such Shares upon the occurrence of certain events, such as the termination of employment, which written agreements have been approved in advance by the Board of Trustees.

(iii)                               Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to the Series A Preferred Shares as to dividend rights or redemption rights or liquidation preferences.

5.06.                     Transferable Shares; Preferential Dividends

Notwithstanding any other provision in this Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust that would cause any Shares or other beneficial interest in the Trust not to constitute “transferable Shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or that would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

5.07.                     Nature of Shares

All persons who shall acquire a Share shall acquire the same subject to the provisions of this Declaration of Trust and the Bylaws.

5.08.                     General Nature of Shares

All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration of Trust. The Shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a Shareholder shall not terminate the Trust. The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as holders of Shares on the share ledger of the Trust.

6. Restrictions on Transfer and Ownership of Shares

6.01.                     Definitions

For the purpose of this Section 6, the following terms shall have the following meanings:

(a)                                 “Beneficial Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee) by such Person, and shall include interests that would be treated as owned by any Person through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” and “Beneficially Owned” shall have the correlative meanings.

(b)                                 “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(c)                                  “Charitable Beneficiary” means one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.03.7; provided, that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

(d)                                 “Charitable Trust” means any trust provided for in Section 6.02.1(b)(i) and Section 6.03.1.

(e)                                  “Charitable Trustee” means the Person unaffiliated with both the Trust and the relevant Prohibited Owner that is appointed by the Trust to serve as trustee of the Charitable Trust.

(f)                                   “Common Share Ownership Limit” means not more than 9.8% (or such lower amount designated by the Board of Trustees pursuant to Section 6.02.9) (in value or in number of Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares.

(g)                                  “Constructive Ownership” means ownership of Shares by a Person who is or would be treated as an owner of such Shares either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns,” and “Constructively Owned” shall have the correlative meanings.

(h)                                 “Declaration of Trust” means these Articles of Amendment and Restatement of Declaration of Trust as filed for record with the SDAT, and any amendments and supplements thereto.

(i)                                     “Exchange” means the principal national securities exchange on which such Shares is listed or admitted to trading, if any.

(j)                                    “Initial Date” means the date of the consummation of the initial public offering of the Trust (but only, with respect to such date, from and after such consummation).

(k)                                 “Market Price” on any date means, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date means the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trade on the Exchange or, if such Shares are not listed or admitted to trade on any Exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Trustees or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Trustees.

(l)                                     “Non-Transfer Event” means any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Shares and any redemption of any Shares.

(m)                             “Person” means an individual, corporation, partnership, limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(n)                                 “Preferred Share Ownership Limit” means, with respect to any class or series of Preferred Shares, not more than 9.8% (in value or in number of Shares, whichever is more restrictive) of the aggregate of the outstanding Shares of such class or series of Preferred Shares.

(o)                                 “Prohibited Owner” means, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 6.02.1, would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

(p)                                 “REIT” means a real estate investment trust within the meaning of Sections 856 through 859 of the Code.

(q)                                 “Restriction Termination Date” means the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

(r)                                    “Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or have Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends or distributions on Shares, including (i) a change in the capital structure of the Trust, (ii) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (iii) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (iv) any acquisition or disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, and (v) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

6.02.                     Shares

6.02.1              Ownership and Transfer Limitations

During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(a)                                 Basic Restrictions.

(i)                                     (A)                               No Person shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit unless, as provided in Section 6.02.8, the Board of Trustees, in its sole and absolute discretion, increases the Common Share Ownership Limit, in which case no Person shall Beneficially Own or Constructively Own Common Shares in excess of such modified Common Share Ownership Limit; and

(B)                               No Person shall Beneficially Own or Constructively Own Preferred Shares in excess of the Preferred Share Ownership Limit unless, as provided in Section 6.02.8, the Board of Trustees, in its sole and absolute discretion, increases the Preferred Share Ownership Limit, in which case no Person shall Beneficially Own or Constructively Own Preferred Shares in excess of such modified Preferred Share Ownership Limit.

(ii)                                  No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust:

(A)                               Being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year); or

(B)                               Owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Trust during which such determination is being made would reasonably be expected to equal or exceed the lesser of (I) one percent (1%) of the Trust’s gross income (as determined for purposes of Section 856(c) of the Code), or (II) an amount that would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, if the income derived by the Trust from such tenant, taking into account any other income of the Trust that would not qualify under the gross income requirements of Section 856(c) of the Code, would (or in the sole judgment of the Board of Trustees, could) cause the Trust to fail to satisfy any of such gross income requirements; or

(C)                               Otherwise failing to qualify as a REIT.

(iii)                               No Person shall Transfer any Shares if, as a result of the Transfer, the Shares would be Beneficially Owned by fewer than 100 Persons (determined without reference to the rules of attribution under the Code). Subject to Section 6.04 and notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the Exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)                                 Transfer in Trust. If any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the Exchange or any automated inter-dealer quotation system) or Non-Transfer Event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.02.1(a)(i) or (ii), then:

(i)                                     The number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.02.1(a)(i) or (ii) (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.03, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person shall acquire no rights in such Shares; or

(ii)                                  If the transfer to the Charitable Trust described in Section 6.02.1(b)(i) would not be effective for any reason to prevent the violation of Section 6.02.1(a)(i) or (ii), or would not prevent the Trust from failing to qualify as a REIT, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.02.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(iii)                               In determining which Shares are to be transferred to a Charitable Trust in accordance with this Section 6.02.1(b) and Section 6.03 hereof, Shares shall be so transferred to a Charitable Trust in such manner as minimizes the aggregate value of the Shares that are transferred to the Charitable Trust (except as provided in Section 6.02.7) and, to the extent not inconsistent therewith, on a pro rata basis.

(iv)                              To the extent that, upon a transfer of Shares pursuant to this Section 6.02.1(b), a violation of any provision of Section 6.02.1(a) would nonetheless be continuing (as, for example, where the ownership of Shares by a single Charitable Trust would result in the Shares being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then Shares shall be transferred to that number of Charitable Trusts, each having a Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of Section 6.02.1(a) hereof.

6.02.2              Remedies for Breach

If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 6.02.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 6.02.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Trust or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or Non-Transfer Event in violation of Section 6.02.1 shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

6.02.3              Notice of Restricted Transfer

Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.02.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 6.02.1(b), shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted transaction, shall give at least 15 days’ prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or ownership on the Trust’s status as a REIT.

6.02.4              Owners Required To Provide Information

From the Initial Date and prior to the Restriction Termination Date:

(a)                                 Every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held; provided, that a Shareholder of record who holds outstanding Shares as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such Shares (an “Actual Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the shareholder of record is nominee. Each owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Common Share Ownership Limit or the Preferred Share Ownership Limit; and

(b)                                 Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Common Share Ownership Limit and the Preferred Share Ownership Limit.

6.02.5              Remedies Not Limited

Subject to Sections 4.01 and 6.05 of this Declaration of Trust, nothing contained in this Section 6.02 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust’s status as a REIT.

6.02.6              Ambiguity

In the case of an ambiguity in the application of any of the provisions of this Section 6.02, Section 6.03 or any definition contained in Section 6.01, the Board of Trustees shall have the power to determine the application of the provisions of this Section 6.02 or Section 6.03 with respect to any situation based on the facts known to it. If Section 6.02 or Section 6.03 requires an action by the Board of Trustees and this Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.01, 6.02, or 6.03.

6.02.7              Exemptions

(a)                                 Subject to Section 6.02.1(a)(ii), the Board may exempt, prospectively or retroactively, a Person from the Common Share Ownership Limit or the Preferred Share Ownership Limit for purposes of the application of Section 6.02.1(a)(i) if:

(i)                                     The Board determines, in its sole discretion, based on representations and undertakings provided by such Person to the Board and/or other information submitted by such Person to the Board, that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code);

(ii)                                  Such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Common Shares in excess of the Common Share Ownership Limit or, Preferred Shares in excess of the Preferred Share Ownership Limit by reason of such Person’s ownership of Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to the exemption granted under this Section 6.02.7(a);

(iii)                               Such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that the Person’s ownership of Common Shares in excess of the Common Share Ownership Limit or of Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to the exemption granted under this Section 6.02.7(a) will not violate Sections 6.02.1(a)(ii)(B) or (C); and

(iv)                              Such Person provides to the Board such representations and undertakings, if any, as the Board may, in its reasonable discretion, require to ensure that the conditions in Sections 6.02.7(a)(i), (ii), and (iii) satisfied and will continue to be satisfied throughout the period during which such Person owns Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to any exemption thereto granted under this Section 6.02.7(a), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 6.02 (including, without limitation, Section 6.02.5) with respect to Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit with respect to such Person (determined without regard to the exemption granted such Person under this Section 6.02.7(a)).

(b)                                 Prior to granting any exemption pursuant to this Section 6.02.7(a), the Board, in its sole and absolute discretion, may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT; provided, however, that the Board shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder. In addition, notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)                                  Subject to Section 6.02.1(a)(ii), an underwriter that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Common Share Ownership Limit or the Preferred Share Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

6.02.8              Increase in Common Share Ownership Limit or Preferred Share Ownership Limit

Subject to the limitations provided in Section 6.02.1(a)(ii) and this Section 6.02.8, the Board of Trustees may, in its sole and absolute discretion, from time to time increase the Common Share Ownership Limit or the Preferred Share Ownership Limit for any one or more Persons; provided, however, that:

(a)                                 The Common Share Ownership Limit or the Preferred Share Ownership Limit may not be increased if, after giving effect to such change, either (i) five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code, could Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding Shares (determined taking into account any reduction in the Common Share Ownership Limit or the Preferred Share Ownership Limit for other Persons being made contemporaneously pursuant to Section 6.02.9); or (ii) Sections 6.02.1(a)(ii)(B) or (C) could be violated by any Person for whom the Common Share Ownership Limit or the Preferred Share Ownership Limit is increased by reason of such Person’s ownership of Common Shares in accordance with the increased Common Share Ownership Limit or ownership of Preferred Shares in accordance with the increased Preferred Share Ownership Limit.

(b)                                 Prior to the modification of the Common Share Ownership Limit or the Preferred Share Ownership Limit pursuant to this Section 6.02.8, the Board, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT if the modification of the Common Share Ownership Limit or the Preferred Share Ownership Limit were to be made.

6.02.9              Decrease in Common Share Ownership Limit or Preferred Share Ownership Limit

The Board of Trustees may from time to time decrease the Common Share Ownership Limit or the Preferred Share Ownership Limit for some or all Persons (including in connection with an increase of the Common Share Ownership Limit or the Preferred Share Ownership Limit pursuant to Section 6.02.8 for some Persons); provided, however, that any such decreased Ownership Limit will not be effective for any Person whose percentage ownership in Common Shares or Preferred Shares, as the case may be, is in excess of the decreased Ownership Limit until such time as such Person’s percentage ownership of Common Shares or Preferred Shares, as the case may be, equals or falls below the decreased Ownership Limit, but any further acquisition of Common Shares or Preferred Shares, as the case may be, in excess of such percentage ownership of Common Shares or Preferred Shares, as the case may be, as decreased, will be in violation of the Ownership Limits.

6.02.10       Legend

Each certificate for Shares shall bear substantially the following legend:

The Shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (a) no Person may

Beneficially Own or Constructively Own Common Shares of the Trust in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the outstanding Common Shares of the Trust; (b) no Person may Beneficially Own or Constructively Own Preferred Shares of the Trust in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the total outstanding Preferred Shares of the Trust of such class or series; (c) no Person may Beneficially Own or Constructively Own Shares of the Trust that would result in the Trust being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; (d) no Person may Beneficially Own or Constructively Own Shares of the Trust that would result in the Trust owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Trust during which such determination is being made would reasonably be expected to equal or exceed the lesser of (i) one percent (1%) of the Trust’s gross income (as determined for purposes of Section 856(c) of the Code), or (ii) an amount that would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, if the income derived by the Trust from such tenant or such taxable REIT subsidiary, taking into account any other income of the Trust that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Trust to fail to satisfy any of such gross income requirements; and (e) no Person may Transfer Shares of the Trust if such Transfer would result in Shares of the Trust being owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code). Any Person who Beneficially Owns or Constructively Owns, Transfers or attempts to Beneficially Own or Constructively Own Shares of the Trust which causes or will cause a Person to Beneficially Own or Constructively Own Shares of the Trust in excess or in violation of the above limitations must immediately notify the Trust. If certain of the restrictions on Transfer or ownership above are violated, the Shares of the Trust represented hereby will be automatically Transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Trust may take other actions, including redeeming Shares upon the terms and conditions specified by the Board of Trustees in its sole and absolute discretion if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Shares. All capitalized terms in this legend have the meanings defined in the Declaration of Trust of the Trust, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Trust on request and without charge. Requests for such a copy may be directed to the Secretary of the Trust at its Principal Office.

Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

6.03.                     Transfer of Shares in Trust

6.03.1              Ownership in Trust

Upon any purported Transfer or other event described in Section 6.02.1(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 6.02.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 6.03.7.

6.03.2              Status of Shares Held by the Charitable Trustee

Shares held by the Charitable Trustee shall be issued and outstanding Shares of the Trust. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.

6.03.3              Dividend and Voting Rights

The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary:

(a)                                 Any dividend or other distribution paid prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.

(b)                                 The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee; and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.

Notwithstanding the provisions of this Section 6, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.

6.03.4              Rights Upon Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Trust, in accordance with Section 6.03.5.

6.03.5              Sale of Shares by Charitable Trustee

Within 0 days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.02.1(a). In connection with any such sale, the Charitable Trustee shall use good faith efforts to sell such Shares at a fair market price. Upon such sale, the interest of the

Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.03.5:

(a)                                 The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust; and (ii) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust.

(b)                                 The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.03.3.

(c)                                  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.

(d)                                 If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) the Shares shall be deemed to have been sold on behalf of the Charitable Trust; and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.03.5 , such excess shall be paid to the Charitable Trustee upon demand.

(e)                                  The Charitable Trustee shall have the right and power (but not the obligation) to offer any Shares held in trust for sale to the Trust on such terms and conditions as the Charitable Trustee shall deem appropriate.

6.03.6              Purchase Right in Shares Transferred to the Charitable Trustee

Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift); and (b) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.03.3. The Trust may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 6.03.5 . Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Charitable Trustee will be paid to the Charitable Beneficiary.

6.03.7              Designation of Charitable Beneficiaries

By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 6.02.1(a) in the hands of such Charitable Beneficiary; and (b) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.

6.04.                     Exchange Transactions

Nothing in this Section 6 shall preclude the settlement of any transaction entered into through the facilities of the Exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Section 6 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 6.

6.05.                     Enforcement

The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 6.

6.06.                     Non-Waiver

No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

7. Shareholders

7.01.                     Meetings

There shall be an annual meeting of the Shareholders, to be held on proper notice at such time and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees and for the transaction of any other business as may properly come before meeting. Failure to hold an annual meeting does not affect the validity of any act otherwise taken by or on behalf of the Trust or affect the legal existence of the Trust. Except as otherwise provided in this Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

7.02.                     Voting Rights

(a)                                 Subject to the provisions of any class or series of Shares then outstanding or as otherwise required by law, the Shareholders shall be entitled to vote only on the following matters: (i) election and removal of Trustees as provided in Sections 4.03 and 4.04; (ii) merger or consolidation of the Trust, or the sale or disposition of all or substantially all of the assets of the Trust, as provided in Section 10; (iii) amendment of this Declaration of Trust as provided in Section 11; (iv) termination of the Trust as provided in Section 12.02; (v) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification; and (vi) such other matters as may be properly brought before a meeting by a Shareholder pursuant to the Bylaws.

(b)                                 Subject to the provisions of any class or series of Shares then outstanding or as otherwise required by law, each outstanding share entitled to vote, regardless of class, shall be entitled to one vote on each matter presented to Shareholders.

(c)                                  With the exception of the election and removal of Trustees in accordance with this Declaration of Trust and the Bylaws of the Trust and any matter as may be properly brought before a meeting by a Shareholder pursuant to the Bylaws and applicable laws, no action that would bind the Trust and the Trustees may be taken without the prior recommendation of the Trustees. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Board of Trustees.

7.03.                     Preemptive and Appraisal Rights

(a)                                 Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 5.02 or as may otherwise be provided by contract, no Shareholder shall have, solely by virtue of ownership of Shares, any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell.

(a)                                 Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 5.02 or as may otherwise be provided by contract, Shareholders of the Trust are not entitled to exercise the rights of objecting stockholders provided for under Title 3, Subtitle 2 or Title 3, Subtitle 7 of the Maryland General Corporation Law or under § 8-501.1(j) of the Maryland REIT Law, or any successor statute to any of the foregoing statutory provisions.

7.04.                     Action by Shareholders without a Meeting

No action required or permitted to be taken by the Shareholders may be taken without a meeting by less than unanimous written consent of the Shareholders of the Trust.

8. Limitations of Liability

8.01.                     Limitation of Shareholder Liability

No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of being a Shareholder.

8.02.                     Limitation of Trustee & Officer Liability of Trustees

(a)                                 To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust or of directors and officers of a Maryland corporation, no Trustee or officer of the Trust shall be personally liable to the Trust or any of its Shareholders for monetary damages, except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

(b)                                 If the Maryland REIT Law is amended after the filing of this Declaration of Trust to authorize action further eliminating or limiting the personal liability of trustees or officers of a Maryland real estate investment trust (including by incorporation or cross-reference to provisions of the Maryland General Corporation Law pertaining to the limitation of personal liability of directors or officers of a Maryland corporation), then the liability of a director or officer of the Trust shall be eliminated or limited to the fullest extent permitted by the Maryland REIT Law or the Maryland Business Corporation Law, as so amended. Any repeal or modification of this Section 8.02 by the stockholders of the Trust shall not adversely affect any right or protection of a Trustee or of the Trust existing at the time of such repeal or modification.

8.03.                     Express Exculpatory Clauses in Instruments

The Board of Trustees may cause to be inserted in every written agreement, undertaking or obligation made or issued on behalf of the Trust, appropriate provisions to the effect that (a) neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and (b) all persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

9. Indemnification

9.01.                     Permissive Indemnification

(a)                                 The Trust may indemnify an individual who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), including a Proceeding by or in the right of the Trust, by reason of the fact that the individual is or was a director, officer, employee, or agent of the Trust (a “Trust Representative”), or while serving as a Trust Representative also is or was serving at the request of the Trust as a director, officer, partner, trustee, employee, or agent of another foreign or domestic business or nonprofit corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise (an “Appointed Representative”), against expenses including reasonable attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement (“Liabilities”) actually and reasonably incurred by the individual in connection with the Proceeding unless it is established that: (i) the individual’s act or omission was material to the matter giving rise to the Proceeding, and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; or (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal Proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.

(b)                                 The termination of any Proceeding by judgment, order, or settlement does not of itself create a presumption that the individual did not meet the standard of conduct required for indemnification under Section 9.01(a). The termination of any Proceeding by conviction, upon a plea of nolo contendere or its equivalent, or by an entry of an order of probation prior to judgment creates a rebuttable presumption that the individual did not meet the standard of conduct required for indemnification under Section 9.01(a).

(c)                                  The Trust may not indemnify an individual under Section 9.01(a) in connection with any Proceeding charging improper personal benefit to the individual, whether or not involving action in the individual’s official capacity with the Trust, in which the individual was adjudged liable on the basis that personal benefit was improperly received.

(d)                                 Expenses, including attorneys’ fees, incurred by a person in defending any Proceeding referred to in Section 9.01(a) may be paid by the Trust, in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of the person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Trust as authorized in this Section 9, which undertaking may be secured or unsecured, at the discretion of the Trust.

9.02.                     Mandatory Indemnification

The Trust shall indemnify an individual who has been successful on the merits or otherwise in defense of a Proceeding referred to in Section 9.01, or in defense of a claim, issue, or matter in the Proceeding, against Liabilities incurred in connection with the Proceeding and in any action, suit, or proceeding brought under Section 9.05. The Trust further shall indemnify an individual to the extent required by a court of competent jurisdiction pursuant to § 2-418(d)(2) and § 8-301(15) of the Trusts and Associations Article of the Annotated Code of Maryland, as amended from time to time, or any successor provisions thereto.

9.03.                     Indemnification Limited

The Trust shall not indemnify an individual or advance expenses under this Section 9 for a Proceeding brought by the individual against the Trust, except (a) a Proceeding brought under Section 9.05; (i) if expressly provided otherwise in an agreement approved by the Board of Trustees to which the Trust and the individual are parties; or (b) if the Proceeding is approved, prior to commencement thereof, by the Board of Trustees in the manner specified by Section 9.04(a) or Section 9.04(b) hereof.

9.04.                     Approval of Indemnification

An indemnification under Section 9.01, unless ordered by a court, shall be made by the Trust only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 9.01(a). This determination shall be made:

(a)                                 By a majority vote of a quorum of the Board of Trustees consisting of Trustees who are not, at the time, parties to the Proceeding; or

(b)                                 If the quorum described in Section 9.04(a) is not obtainable, then by a majority vote of a committee of the Board consisting solely of one or more Trustees who are not, at the time, parties to the Proceeding, which committee shall be designated by the full Board in the manner specified in the Bylaws, with directors who are parties to the Proceeding eligible to participate in such designation; or

(c)                                  By special legal counsel, in a written opinion, which legal counsel shall be selected (i) by the Board or a committee in the manner prescribed in Section 9.04(a) or Section 9.04(b), as the case may be; or (ii) if a quorum of the Board cannot be obtained under Section 9.04(a) and a committee cannot be designated under Section 9.04(b), by majority vote of the full Board, with directors who at the time are parties to the Proceeding eligible to participate in such selection; or

(d)                                 By the Shareholders; provided, that Shares held by directors who are parties to the Proceeding may not be voted on the matter.

9.05.                     Action to Compel Payment

If a claim of indemnification for Liabilities under Section 9.01 has been approved under Section 9.04, or is mandatory under the terms of Section 9.02, and is not prohibited under Section 9.03, and is not paid in full by the Trust within 30 days after a written claim therefor has been received by the Trust, the claimant at any time thereafter may bring suit against the Trust to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Trust) that the claimant has not met the standards of conduct which make it permissible under the Maryland REIT Law for the Trust to indemnify the claimant for the amount claimed.

9.06.                     Non-Exclusive Remedy

The indemnification and advancement of expenses provided under this Section 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, this Declaration of Trust, the Bylaws, any agreement, vote of the Trustees or Shareholders, or of disinterested Trustees or Shareholders or otherwise, both as to action in their official capacities and as to action in another capacity while holding office.

9.07.                     Savings Clause

If this Section 9 or any portion hereof shall be invalidated or found unenforceable on any ground by any court of competent jurisdiction, then the Trust shall nevertheless indemnify each Trust Representative against expenses (including attorneys’ fees), judgments, fines, excise taxes, penalties and amounts paid in settlement with respect to any proceeding to the full extent permitted by any applicable portion of this Section 9 that shall not have been invalidated or found unenforceable, or by any other applicable law.

9.08.                     Insurance

The Trust may maintain insurance, at its expense, to protect itself and on behalf of any individual who is or was a Trust Representative or who, while a Trust Representative, is or was serving as an Appointed Representative, against any Liabilities asserted against the individual in that capacity or arising from the individual’s status as a Trust Representative or as an Appointed Representative, whether or not the Trust would have the power to indemnify such person against such Liabilities under the Maryland REIT Law or this Section 9.

9.09.                     Interpretation

This Section 9 shall be interpreted to allow indemnification of directors and officers to the fullest extent allowable under the Maryland REIT Law, as amended from time to time.

10. Merger, Consolidation, or Sale of Trust Property

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (i) merge the Trust with or into another entity or merge another entity into the Trust, (ii) consolidate the Trust with one or more other entities into a new entity, or (iii) sell, lease, exchange or otherwise transfer all or substantially all of the property of the Trust. The Board of Trustees in proposing such action shall adopt a resolution that declares that the proposed transaction is advisable on substantially the terms and conditions set forth or referred to in the resolution, and direct that the proposed transaction be submitted for consideration by the Shareholders. Except as otherwise provided by the Maryland REIT Law, the transaction must be approved by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter.

A vote of the Shareholders shall not be required for the merger into the Trust of any entity in which the Trust owns ninety percent (90%) or more of the entire equity interests in such entity, subject to the conditions and rights set forth in § 8-501.1(c)(4) of the Maryland REIT Law.

Subject to applicable law, a vote of the Shareholders shall not be required if the Trust is the successor in the merger, the merger does not reclassify or change the terms of any class or series of Shares that are outstanding immediately before the merger becomes effective or otherwise amend this Declaration of Trust and the number of Shares of each class or series outstanding immediately after the effective time of the merger does not increase by more than twenty percent (20%) of the number of Shares of the same class or series outstanding immediately before the merger becomes effective.

11. Amendment

11.01.              General

The Trust reserves the right from time to time to make any amendment to this Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any Shares. All rights and powers conferred by this Declaration of Trust on Shareholders, Trustees and officers are granted subject to this reservation. All references to the Declaration of Trust shall include all amendments thereto.

11.02.              By Trustees

The Trustees may amend this Declaration of Trust from time to time, in the manner provided by the Maryland REIT Law, without any action by the Shareholders: (a) to qualify as a REIT under the Code or under the Maryland REIT Law, (b) in any manner in which the charter of a Maryland corporation may be amended without shareholder approval, and (c) as otherwise provided in this Declaration of Trust.

11.03.              By Shareholders

(a)                                 Except as otherwise provided in this Declaration of Trust, any amendment to this Declaration of Trust shall be valid only after the Board of Trustees has adopted a resolution setting forth the proposed amendment and declaring such amendment advisable, and such amendment has been approved by the affirmative vote of the holders of not less than a majority of all the Shares of the Trust then outstanding and entitled to be cast on the matter.

(b)                                 Any amendment to Section 4.04, Section 6, Section 12.02, or this Section 11.03 shall be valid only after the Board of Trustees has adopted a resolution setting forth the proposed amendment and declares such amendment advisable and such amendment has been approved by the affirmative vote of two-thirds of all the Shares of the Trust then outstanding and entitled to be cast on the matter.

11.04.              Bylaws

The Board of Trustees shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws of the Trust and to make new Bylaws.

12. Duration and Termination of Trust

12.01.              Duration

The Trust shall continue perpetually unless terminated pursuant to Section 12.02 or pursuant to any applicable provision of the Maryland REIT Law.

12.02.              Termination

(a)                                 Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any time only upon: (i) adoption of a resolution by the Board of Trustees declaring that the termination of the Trust is advisable, (ii) submission of the matter by the Board of Trustees to the Shareholders for approval, and (iii) the approval thereof by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

(b)                                 Upon the termination of the Trust:

(i)                                     The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)                                  The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

(iii)                               After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as the Trustees deem necessary for the protection of the Trust, the Trust may distribute the remaining property of the Trust among the Shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(c)                                  After termination of the Trust, the liquidation of its business and the distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.

13. General Provisions

13.01.              Governing Law

This Declaration of Trust is executed by the Initial Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed in accordance with the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

13.02.              Transactions Between the Trust and Its Trustees, Officers, Employees and Agents

Subject to any express restrictions in this Declaration of Trust and any restrictions adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction; provided, however, that in the case of any contract or transaction in which any Trustee, officer, employee or agent of the Trust (or any person affiliated with such person) has a material financial interest in such transaction:

(a)                                 The fact of the interest shall be disclosed or known to: (i) the Board of Trustees, and the Board of Trustees shall approve or ratify the contract or transaction by the affirmative vote of a majority of disinterested Trustees, even if the disinterested Trustees constitute less than a quorum; or (ii) the Shareholders entitled to vote, and the contract or transaction shall be authorized, approved or ratified by a majority of the votes cast by the Shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested party; or

(b)                                 The contract or transaction shall be fair and reasonable to the Trust.

13.03.             Reliance by Third Parties

Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or Shareholders; (d) a copy of this Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

13.04.              Rules of Interpretation

(a)                                 The headings preceding the text of the sections of this Declaration of Trust and the exhibits hereto are for convenience only and shall not be deemed part of this Declaration of Trust.

(b)                                 Each term defined in the singular form in this Declaration of Trust means the plural thereof whenever the plural form is used, and each term defined in the plural form means the singular thereof whenever the singular form is used. The use of a pronoun of any gender is applicable to all genders.

(c)                                  Unless otherwise specified therein, all terms defined in this Declaration of Trust have the meanings as so defined herein when used in the Bylaws or in any other certificate, report or document made or delivered pursuant hereto.

(d)                                 Accounting terms used in this Declaration of Trust and not defined herein shall have the meanings given thereto under the generally accepted accounting principles of the United States, applied on a consistent basis throughout the period in question (“GAAP”).

(e)                                  The words “hereof,” “herein,” “hereunder” and similar terms when used in this Declaration of Trust refer to this Declaration of Trust as a whole and not to any particular provision of this Declaration of Trust.

(f)                                   The words “including” and “include” mean “including without limiting the generality of any description preceding such term”, the phrase “may not” is prohibitive and not permissive, and the word “or” is not exclusive.

(g)                                  Unless otherwise stated in this Declaration of Trust, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from but excluding” and the words “to” and “until” each means “to and including.”

(h)                                 A reference to any agreement, document or instrument refers to the agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and as permitted herein.

(i)                                     Except as otherwise specified, a reference to any applicable law refers to the law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and to any rules and regulations promulgated thereunder; and a reference to any section or other provision of any applicable law refers to that provision of the law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of the referenced section or other provision.

13.05.              Construction

In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or the Maryland REIT Law, to Titles 1 through 3 of the Trusts and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Trusts and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of “corporation” for purposes of such provisions.

13.06.              Severability

(a)                                 The provisions of this Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Maryland REIT Law or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration of Trust pursuant to Section 11 and without affecting or impairing any of the remaining provisions of this Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend this Declaration of Trust in the manner provided in Section 11.02.

(b)                                 If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

13.07.              Recordation

This Declaration of Trust and any articles of amendment hereto or articles supplementary hereto shall be filed for record with the Maryland State Department of Assessments and Taxation (“SDAT”) and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration of Trust or any articles of amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various articles of amendment thereto.

THIRD:                           The amendment to and restatement of this Declaration of Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the Shareholders of the Trust as required by law.

FOURTH:                The current address of the principal office of the Trust is as set forth in Section 3 of the foregoing amendment to and restatement of the Declaration of Trust.

FIFTH:                               The name and address of the Trust’s current resident agent are as set forth in Section 3 of the foregoing amendment to and restatement of the Declaration of Trust.

SIXTH:                             The number of trustees of the Trust and the names of those currently in office are as set forth in Article V of the foregoing amendment to and restatement of the Declaration of Trust.

SEVENTH:         The total number of Shares which the Trust had authority to issue immediately prior to these articles of amendment and restatement of the Declaration of Trust was Ten Thousand, Six Hundred, consisting of Five Thousand, Six Hundred (5,600) Common Shares, par value $.0001 per Share, and Five Thousand (5,000) Series A Convertible Preferred Shares, par value $.0001 per Share. The aggregate par value of all authorized Shares having par value was One and 6/100 Dollars ($1.06).

EIGHTH:                  The total number of Shares which the Trust has authority to issue pursuant to these articles of amendment and restatement of the Declaration of Trust is Twenty Million (20,000,000), consisting of Sixteen Million (16,000,000) Common Shares, par value $0.0001 per Share; and Four Million (4,000,000) Preferred Shares, par value $0.0001 per Share. The aggregate par value of all authorized Shares having par value is Two Thousand Dollars ($2,000).

NINTH:                           The undersigned acknowledges these Articles of Amendment and Restatement of Declaration of Trust to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement of Declaration of Trust to be signed in its name and on its behalf by the Chairman of its Board of Trustees and attested to by its Secretary on this May     , 2013.

ATTEST:	EQUITRUST USA

David L. Morehous	Donald C. Buenger
Secretary	Chairman of the Board